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Exhibit 21

Subsidiaries of the Registrant

        The following are the wholly-owned subsidiaries of the registrant, EF Johnson Technologies, Inc., a Delaware corporation:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization
E.F. Johnson Company	Minnesota
3eTechnologies International, Inc.	Maryland

*
Transcrypt International, Inc., a Delaware corporation and wholly-owned subsidiary of EF Johnson Technologies, Inc., merged into E.F. Johnson Company on April 1, 2009, and E.F. Johnson Company was the surviving company.

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  Exhibit 21
Subsidiaries of the Registrant